Exhibit (a)(5)(xii)

GETNET ADQUIRÊNCIA E SERVIÇOS PARA MEIOS DE PAGAMENTO S.A. – INSTITUIÇÃO DE PAGAMENTO

Publicly Held Company with Authorized Capital

CNPJ/ME No. 10.440.482/0001-54

CVM Code 2614-0

MATERIAL FACT

GETNET ADQUIRÊNCIA E SERVIÇOS PARA MEIOS DE PAGAMENTO S.A. – INSTITUIÇÃO DE PAGAMENTO (“Getnet” or the “Company”) in accordance with the provisions of article 157, § 4º of Law No. 6,404, of December 15, 1976 (the “Brazilian Corporation Law”), Brazilian Securities Commission (Comissão de Valores Mobiliários or the “CVM”) Resolution No. 44, of August 23, 2021 ("CVM Resolution 44"), and following the material facts disclosed by the Company on May 19, July 15, October 27 and November 11, 2022, is announcing to the Company’s shareholders and the market in general that PagoNxt Merchant Solutions, S.L. (“Purchaser”) successfully concluded the public delisting tender offer in Brazil (the “Brazilian Offer”) and the tender offer in the United States of America (the “U.S. Offer” and, together with the Brazilian Offer, the “Offers”), both launched by Purchaser on October 31, 2022, for up to any and all of the outstanding common shares, no par value (the “Common Shares”), preferred shares, no par value (the “Preferred Shares” and, together with the Common Shares, the “Shares”), units, each composed of one Common Share and one Preferred Share (the “Units”), and American depositary shares, each representing two Units (the “ADSs” and, together with the Shares and the Units, the “Securities”).

Results of the Offers

At 5:00 p.m. New York City time (7:00 p.m. Brasília time) on November 30, 2022, the initial offering period for the U.S. Offer expired as scheduled. In total, according to information provided by The Bank of New York Mellon, tender agent to the U.S. Offer (“U.S. Tender Agent”), 17,356,240 ADSs representing in the aggregate, on a per Share basis, approximately 3.72% of the Company’s outstanding share capital and approximately 36.94% of the Company’s Shares not held by Purchaser, any directors or officers of the Company, or any affiliates of Purchaser, were validly tendered into and not validly withdrawn from the U.S. Offer. No Shares or Units were tendered in the U.S. Offer. In addition, at 1:00 p.m. New York City time (3:00 p.m. Brasília time) on December 1, 2022, the auction was held at B3 S.A. – Brasil, Bolsa e Balcão (“B3”) as part of the concurrent Brazilian Offer (the “Auction”). At the Auction, according to information provided by B3, a total of 1,071,982 Common Shares, 2,754,680 Preferred Shares and 10,105,105 Units, representing in the aggregate, on a per Share basis, approximately 1.29% of the Company’s outstanding share capital and approximately 12.79% of the Company’s Shares not held by Purchaser, any directors or officers of the Company, or any affiliates of Purchaser, were validly tendered into and not validly withdrawn from the Brazilian Offer.

According to the information provided by the U.S. Tender Agent and the B3, a total of 1,071,982 Common Shares, 2,754,680 Preferred Shares, 10,105,105 Units and 17,356,240 ADSs representing in the aggregate, on a per Share basis, approximately 5.01% of the Company’s outstanding share capital approximately 49.73% of the Company’s Shares not held by Purchaser, any directors or officers of the Company, or any affiliates of Purchaser, were validly tendered into the Offers.

The financial settlement of the Offers will occur on December 5, 2022.

Approximately 66.96% of the total number of Securities held by holders of Securities other than Purchaser, the Company or any of their directors, officers or affiliates (the “Unaffiliated Securities”), on a per Share basis, that were registered for participation in the Offers (if applicable) were validly tendered in the Offers or were held by holders that expressly agreed with the deregistration of the Company in the context of the Offers.

Considering that more than 2/3 of the Unaffiliated Securities (on a per Share basis) registered for participation in the Offers (if applicable) were either validly tendered or the holders of such Securities expressly agreed to the deregistration of the Company in the context of the Offers (considering only Securities held by those who expressly agree with the deregistration of the Company, tender their Securities in the Offers or expressly disagree with the deregistration of the Company), the deregistration condition was met. As a result, the Company will be delisted in Brazil and, thus, (i) the Company´s registration as a publicly-held company (Category A) with the CVM, pursuant to CVM Resolution No. 80, dated March 29, 2022 and CVM Resolution No. 85, of March 31, 2022 (“CVM Resolution 85”); and (ii) the trading of the Shares and the Units on the B3, pursuant to B3's Issuer Manual, will be terminated, as soon as authorized by the CVM.

In addition, Purchaser intends to take or cause the Company to take certain actions to terminate its reporting requirements and listing in the United States, including, but not limited to: (i) the termination of the deposit agreement pursuant to which the ADSs were issued in accordance with its terms; (ii) the delisting of the ADSs from the Nasdaq Global Select Market; and (iii) if at any time there are less than 300 holders of Securities of record (worldwide or in the United States), the filing of a Form 15F with the U.S. Securities and Exchange Commission (the “SEC”) to deregister the Securities under the Securities Exchange Act of 1934, as amended.

Purchaser’s shareholding in the Company will increase to approximately 94.88% of its share capital.

Further, upon the conclusion of the Offers (including during the subsequent offering periods mentioned below), if less than 5% of the total number of Shares, Units and/or ADSs issued by the Company remain not held by Purchaser, any directors or officers of the Company, or any affiliates of Purchaser, then, pursuant to paragraph 5 of article 4 of Law No. 6,404, of December 15, 1976, Purchaser intends to have the Company´s management call an extraordinary general meeting of the Company´s shareholders to resolve on the purchase by the Company of any Unaffiliated Securities that remain outstanding.

Subsequent Offering Periods

Pursuant to paragraph 2 of article 13 of CVM Resolution 85, since, following the Offers, the deregistration condition was met, Purchaser is commencing a put right period in Brazil. Accordingly, any holder of Target Securities wishing to sell their Target Securities to the Purchaser in the Brazilian put right period may submit a request to the Depository Institution for such purpose during the 3 (three) months following the Auction, that is, from December 2, 2022, to March 2, 2023.

In addition, as described in the tender offer documents, and as required under Brazilian law and in compliance with the procedures provided for under CVM Resolution 85, Purchaser is commencing a subsequent offering period for the U.S. Offer (the “U.S. Subsequent Offering Period”) which will expire at 5:00 p.m. New York City time (7:00 p.m. Brasília time) on March 2, 2023.

Tendering Securities in the U.S. Subsequent Offering Period

The U.S. Subsequent Offering Period relates only to the U.S. Offer and is available only to holders of Shares and Units that are residents of, or located in, the United States, and to all holders of ADSs, wherever located.

During the U.S. Subsequent Offering Period, all holders of Securities eligible to be tendered in the U.S. Offer that were not acquired during the initial offering period of the U.S. Offer will have a right to tender such Securities to Purchaser until March 2, 2023, for the same cash consideration per Security (in Brazilian reais, but payable in U.S. dollars in based on the exchange rate reported by the Brazilian Central Bank on the business day prior to the applicable settlement date) that they would have received during the initial offering period in respect of their Securities, adjusted by the SELIC rate from the settlement date of the Offers until the date of effective payment.  Purchaser expects to pay for all validly tendered and not validly withdrawn Securities during the U.S. Subsequent Offering Period in up to 15 calendar days from the date on which the relevant Securities are tendered.

The U.S. Subsequent Offering Period will expire at 5:00 p.m., New York City time, on March 2, 2023, unless extended. Securities tendered into the U.S. Offer during the U.S. Subsequent Offering Period may be withdrawn at any time prior to 5:00 p.m. New York City time, on the date of the tender of such Securities. In addition, no Securities validly tendered during the initial offering period of the U.S. Offer may be withdrawn during the U.S. Subsequent Offering Period. Holders of Securities desiring to tender Securities during the U.S. Subsequent Offering Period should use the same documents that they used or would have used to tender their Securities in the initial offering period of the U.S. Offer.

Tendering Securities in the Brazilian Subsequent Offering Period

The Brazilian Subsequent Offering Period relates only to the Brazilian Offer and is available only to holders of Shares and Units that were traded on B3 prior to the conclusion of the Brazilian Offer. ADSs may not be tendered in the Brazilian Offer.

During the Brazilian Subsequent Offering Period, all holders of Securities eligible to be tendered in the Brazilian Offer that were not acquired during the initial offering period of the Brazilian Offer will have a right to tender such Securities to Purchaser until March 2, 2023, for the same cash consideration per Security (in Brazilian reais) that they would have received during the initial offering period in respect of their Securities, as adjusted by the SELIC rate, until the date of effective payment.  As required by CVM Resolution 85, Purchaser shall pay for all validly tendered and not validly withdrawn Securities during the Brazilian Subsequent Offering Period in up to 15 calendar days from the date on which the relevant Securities are tendered.

The Brazilian Subsequent Offering Period will expire at 7:00 p.m., Brasília time, on March 2, 2023.

The Company will keep its shareholders and the market duly informed about any other material fact regarding this matter, in compliance with applicable legislation.

São Paulo, December 1, 2022.

André Parize

Investor Relations Officer

Cautionary Statement Regarding Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995. Forward looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Purchaser, Getnet and their respective affiliates resulting from and following the implementation of the transaction described herein. These statements are based on management’s current expectations and are inherently subject to risks, uncertainties and changes in circumstance, including the satisfaction of closing conditions for the transaction, including regulatory approval, and the possibility that the transaction will not be completed. None of Purchaser or Getnet undertakes any obligations to update the forward-looking statements to reflect actual results, or any change in events, conditions, assumptions or other factors.

Important Additional Information And Where To Find It

This announcement is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Getnet Shares, Units and ADSs. The tender offers for the outstanding Shares, Units and ADSs of Getnet were commenced on October 31, 2022 by Purchaser. The solicitation and offer to buy Getnet Shares, Units and ADSs is being made by Purchaser pursuant to a tender offer statement on Schedule TO that was filed with the SEC on October 31, 2022 (including an offer to purchase, related letters of transmittal and certain other tender offer documents) and a transaction statement on Schedule 13E-3 filed with the SEC on October 31, 2022, in each case, as amended or supplemented from time to time. In addition, Getnet filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offers on November 14, 2022. Investors and security holders are urged to read these materials carefully as they contain important information, including the terms and conditions of the tender offers. The offer to purchase, solicitation/recommendation statement and related materials have been filed with the SEC and investors and security holders may obtain a free copy of these materials and other documents filed by Purchaser and Getnet with the SEC at the website maintained by the SEC at www.sec.gov. Investors and security holders may also obtain free copies of the solicitation/recommendation statement and other documents filed with the SEC by Getnet at ri.getnet.com.br/en/.

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